Exhibit 99.1

NW Natural Files for First General Rate Increase in 9 years

Proposed 6% revenue increase supports safety and service areas

PORTLAND, Ore.—(Dec. 30, 2011)—(BUSINESS WIRE)—Northwest Natural Gas Company, dba NW Natural (NYSE:NWN), today announced that for the first time since 2002, the company has filed for a general rate increase with the Public Utility Commission of Oregon (OPUC).

If approved as filed, the request would result in an overall revenue increase of about 6 percent, or $43.7 million. Under this proposal, a residential customer using 54 therms per month would see an average monthly bill increase of about $5 (or 8 percent). A commercial customer using 221 therms a month would see an average monthly bill increase of about $13 (or 6 percent).

The request addresses higher costs associated with maintaining and operating the company’s pipeline system, and serving customers, as well as employee pension and other benefit costs. The request will not affect customer bills this winter.

“Over the last nine years, we’ve streamlined our operations and kept increases in our costs to serve customers well below the inflation rate – and well below most of our peers,” said Gregg Kantor, NW Natural President and CEO. “Because of our cost control efforts and lower natural gas prices, even with this rate increase in place customers will be paying less for gas service than they did in 2005. We have managed our business well and done all we can to delay this filing.”

The proposed increase supports the following operational areas:

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Pipeline and system safety. A portion of customer rates pay for inspections; maintenance and repairs; incident response staff; and training to keep the company’s system as safe as possible. NW Natural has been aggressive in these areas and continues to add necessary personnel to meet or exceed all federal safety regulations.

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Shorter service windows. When customers call to request a service appointment, the company has been able to tell them what day – but not what time – the technician will arrive. By hiring more technicians, NW Natural can reduce the appointment window time to morning or afternoon.

Separate from the revenue increase request, the company is also proposing a mechanism to address clean-up expenses related to legacy manufactured gas plant operations. The proposal would collect in rates only those costs that insurance does not cover and would do so over many years to lessen the impact on customer bills. This mechanism could result in an additional 1 to 3 percent increase, depending on insurance recovery collections and clean-up project costs that occur between now and the date new rates take effect.

Forward-looking Statements

This release, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, commodity costs, weather, customer growth, customer rates, regulatory rules, actions, approvals or outcomes, earnings or revenue expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in NW Natural’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A “Risk Factors”, in NW Natural’s quarterly reports filed thereafter.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 672,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

Media Contact:

Kim Heiting, 503.220.2366 or pager 503.818.9845

kah@nwnatural.com

Investor Contact:

Bob Hess, 503.220.2388

Bob.hess@nwnatural.com

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